EXHIBIT 99.1

FOR IMMEDIATE RELEASE                                            Contact: Glenn R. Morgan 312 357-5400
Web Site: www.hartmarx.com

HARTMARX APPOINTS JAMES CONNERS VICE PRESIDENT AND
CORPORATE CONTROLLER; ANDREW ZAHR TO RETIRE

CHICAGO, October 29, 2007  -  Hartmarx Corporation (NYSE: HMX) announced today that James T. Conners, 44, has been appointed Vice President and Controller, effective November 1, 2007.  Conners joined Hartmarx from ACNielsen where he had held a number of senior accounting and financial positions since 1999.

Conners will serve as the Company's Chief Accounting Officer, reporting to Glenn R. Morgan, Executive Vice President, Chief Financial Officer and Treasurer.  Morgan commented, "Jim is an experienced financial executive whose career has included responsible positions in controllership, financial analysis, mergers and acquisitions, planning, internal auditing and public accounting.  He brings a level of experience that fits well with the implementation of Hartmarx's strategies to achieve long-term revenue and earnings growth."

Conners earned his bachelor's degree in accounting from Indiana University, Bloomington, IN.  Conners started his career in public accounting with Ernst & Young.  He has held various accounting and finance positions at several publicly and privately held enterprises including Baxter Healthcare, American National Can, and most recently at ACNielsen.

Conners will succeed Andrew Zahr, 63, who will be retiring after a distinguished 35 year career with Hartmarx.  "Andy has provided valuable accounting expertise to Hartmarx, and his exceptional standards of ethics and integrity have earned him the deep respect of his Hartmarx colleagues.  We appreciate Andy's many contributions and wish him the best in his well-earned retirement," Morgan concluded.

Zahr will remain a Vice President, continuing to work with Conners over the next few months to facilitate an orderly transition of responsibilities.

Hartmarx produces and markets business, casual and golf apparel under its own brands, including Hart Schaffner Marx, Hickey-Freeman, Palm Beach, Coppley, Cambridge, Keithmoor, Monarchy, Manchester Escapes, Society Brand, Racquet Club, Naturalife, Pusser's of the West Indies, Royal, Brannoch, Sansabelt, Exclusively Misook, Barrie Pace, Eye, Christopher Blue, Pine IV, Wörn, One Girl Who . . ., Zooey by alice heller and b.chyll.  In addition, the Company has certain exclusive rights under licensing agreements to market selected products under a number of premier brands such as Austin Reed, Tommy Hilfiger, Burberry men's tailored clothing, Ted Baker, Bobby Jones, Jack Nicklaus, Claiborne, DKNY Donna Karan New York, Pierre Cardin, Perry Ellis, Lyle & Scott, Golden Bear, Jag and Starington. The Company's broad range of distribution channels includes fine specialty and leading department stores, value-oriented retailers and direct mail catalogs.